Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Alpha Healthcare Acquisition Corp. III (the “Company”) on Form S-4 to be filed on February 14, 2023, of our report dated February 14, 2023, with respect to our audit of the financial statements of Carmell Therapeutics Corporation as of December 31, 2021, and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

February 14, 2023